Exhibit 99.1

FICO Announces Earnings of $0.28 Per Share for Second Quarter 2010

Revenue of $144 million and bookings $54 million for the second quarter

MINNEAPOLIS--(BUSINESS WIRE)--April 28, 2010--FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced financial results for its second fiscal quarter ended March 31, 2010.

Second Quarter Fiscal 2010 Results
Net income for the second quarter of fiscal 2010 totaled $13.0 million, or $0.28 per share. This compares with prior-year period net income of $17.7 million, or $0.36 per share.

Second Quarter Fiscal 2010 Revenue
The company reported second quarter revenues of $143.7 million in fiscal 2010 versus $159.3 million reported in the prior year period. The prior year period included $5.2 million in revenue associated with the divested telecom product lines.

“Performance was mixed across the segments of our business,” said Mark Greene, chief executive officer. “Poor sales execution led to disappointing declines in our Applications and Tools segments, while our Scores business remained stable on a sequential-quarter basis. Our new sales leadership is working to sharpen sales execution so that we improve revenues going forward.”

Revenues for second quarter fiscal 2010 across each of the company’s three operating segments were as follows:

  Applications revenues, which include the company’s preconfigured Decision Management applications and associated professional services, were $86.9 million in the second quarter compared to $99.0 million in the prior year quarter, a decrease of 12%, primarily due to the divestiture of the telecom product lines, and reductions in revenue associated with the Originations, Customer Management and Collections and Recovery products. These declines were partially offset by an increase in revenue from Retail Action Manager, a component of Marketing Solutions.
  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $42.5 million in the second quarter compared to $44.5 million in the prior year quarter, a decrease of 5%, primarily due to a decrease in revenues derived from declining volumes in the B2C service.
  Tools revenues, which include Blaze Advisor® and Xpress Optimization, and related professional services, decreased to $14.3 million in the second quarter compared to $15.7 million in the prior year quarter, a decrease of 9%, primarily due to decreases associated with the sale of the Blaze Advisor product.

Bookings
Bookings for the second quarter were $54.3 million compared to $46.8 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards new bookings as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow
Cash and cash equivalents, and investments were $393.1 million at March 31, 2010, as compared to $390.3 million at September 30, 2009. Significant changes in cash and cash equivalents from September 30, 2009 include $70.0 million of cash provided by operations, $57.5 million of cash used to repurchase common stock, $8.0 million related to purchase property and equipment and $1.9 million of dividends paid.

Outlook
The company is updating the previously issued guidance to incorporate the reduction in net income in the second quarter. Given the decrease in common shares outstanding related to our stock repurchase program to date and continued expense management efforts, the Company continues to expect year-over-year GAAP earnings per share growth by a high single-digit percentage in fiscal 2010 compared to fiscal 2009.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its second quarter fiscal 2010 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through May 28, 2010.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO; www.FICO.com) is the leader in decision management, transforming business by making every decision count. FICO combines trusted advice, world-class analytics, and innovative applications to help businesses automate, improve, and connect decisions over customer lifecycles and across the enterprise. Clients in 80 countries work with FICO to increase customer loyalty and profitability, reduce fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through its consumer website, www.myFICO.com.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2009 and its last quarterly report on Form 10-Q for the period ended December 31, 2009. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended March 31, 2010 and 2009
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenues:
Transactional and maintenance	$113,701	$119,454	$228,807	$243,112
Professional services	23,926	31,312	50,163	59,392
License	6,093	8,569	16,246	20,291
Total revenues	143,720	159,335	295,216	322,795

Operating expenses:
Cost of revenues	44,641	53,476	87,160	112,495
Research and development	19,251	18,924	38,227	37,045
Selling, general and administrative	53,697	52,460	108,900	107,229
Amortization of intangible assets	3,070	3,156	6,235	6,403
Restructuring	-	870	-	8,948
Total operating expenses	120,659	128,886	240,522	272,120
Operating income	23,061	30,449	54,694	50,675
Other expense, net	(3,889)	(5,580)	(9,139)	(9,637)
Income from operations before income taxes	19,172	24,869	45,555	41,038
Provision for income taxes	6,180	6,761	14,877	10,820
Income from continuing operations	12,992	18,108	30,678	30,218
Loss from discontinued operations	-	(363)	-	(363)
Net income	12,992	17,745	30,678	29,855

Basic earnings (loss) per share:
Continuing operations	$0.28	$0.37	$0.65	$0.62
Discontinued operations	-	(0.01)	-	(0.01)
Total	$0.28	$0.36	$0.65	$0.61

Diluted earnings (loss) per share:
Continuing operations	$0.28	$0.37	$0.65	$0.62
Discontinued operations	-	(0.01)	-	(0.01)
Total	$0.28	$0.36	$0.65	$0.61

Shares used in computing earnings (loss) per share:
Basic	46,447	48,813	47,033	48,643
Diluted	46,870	48,828	47,399	48,673

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2010 and September 30, 2009
(In thousands)
(Unaudited)

	March 31,	September 30,
	2010	2009

ASSETS:
Current assets:
Cash and cash equivalents	$190,910	$178,157
Marketable securities	151,609	139,673
Accounts receivable, net	88,412	101,742
Prepaid expenses and other current assets	24,872	22,986
Total current assets	455,803	442,558

Marketable securities and investments	50,558	72,445
Property and equipment, net	32,800	34,340
Goodwill and intangible assets, net	693,658	705,895
Other assets	44,560	48,650
	$1,277,379	$1,303,888

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$55,054	$46,776
Accrued compensation and employee benefits	24,918	28,139
Deferred revenue	40,805	39,673
Total current liabilities	120,777	114,588

Revolving line of credit	295,000	295,000
Senior notes	275,000	275,000
Other liabilities	16,152	19,031
Total liabilities	706,929	703,619

Stockholders’ equity	570,450	600,269
	$1,277,379	$1,303,888

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters and Six Months Ended March 31, 2010 and 2009
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Applications revenues:
Transactional and maintenance	$64,703	$69,102	$131,437	$138,692
Professional services	19,621	25,683	41,083	46,620
License	2,572	4,255	7,248	8,673
Total applications revenues	$86,896	$99,040	$179,768	$193,985

Scores revenues:
Transactional and maintenance	$41,885	$43,966	$83,028	$91,430
Professional services	649	580	1,059	757
License	-	-	-	-
Total scores revenues	$42,534	$44,546	$84,087	$92,187

Tools revenues:
Transactional and maintenance	$7,113	$6,386	$14,342	$12,990
Professional services	3,656	5,049	8,021	12,015
License	3,521	4,314	8,998	11,618
Total tools revenues	$14,290	$15,749	$31,361	$36,623

Total revenues:
Transactional and maintenance	$113,701	$119,454	$228,807	$243,112
Professional services	23,926	31,312	50,163	59,392
License	6,093	8,569	16,246	20,291
Total revenues	$143,720	$159,335	$295,216	$322,795

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended March 31, 2010 and 2009
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$30,678	$29,855
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	16,128	19,397
Share-based compensation	9,382	10,648
Changes in operating assets and liabilities net of disposition effects:	17,928	27,280
Other, net	(4,151)	(864)
Net cash provided by operating activities	69,965	86,316

Cash flows from investing activities:
Purchases of property and equipment	(8,010)	(8,503)
Net activity from marketable securities	8,917	(1,922)
Other, net	540	1,300
Net cash provided by (used in) investing activities	1,447	(9,125)

Cash flows from financing activities:
Proceeds from issuances of common stock	2,156	2,974
Repurchases of common stock	(57,530)	-
Other, net	(839)	(1,825)
Net cash provided by (used in) financing activities	(56,213)	1,149

Effect of exchange rate changes on cash	(2,446)	(6,732)

Increase in cash and cash equivalents	12,753	71,608
Cash and cash equivalents, beginning of period	178,157	129,678
Cash and cash equivalents, end of period	$190,910	$201,286

CONTACT:
FICO
Investors/Analysts:
Michael Pung, 800-213-5542
investor@fico.com
or
Media:
Steve Astle, 415-446-6204
stephenastle@fico.com